Exhibit 10.3

NOTICE OF PERFORMANCE- BASED

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD

ADESTO TECHNOLOGIES CORPORATION

2015 EQUITY INCENTIVE PLAN

GRANT NUMBER:

Unless otherwise defined herein, the terms defined in the Adesto Technologies Corporation (the “Company”) 2015 Equity Incentive Plan (the “Plan”) shall have the same meanings in this Notice of Restricted Stock Unit Award (this “Notice”) and the attached Restricted Stock Unit Agreement (the “Agreement”).  You have been granted an award of Performance-Based Restricted Stock Units (the “RSUs”) under the Plan subject to the terms and conditions of the Plan, this Notice and the Agreement.

Name:

Address:
Number of RSUs:	[MAXIMUM NUMBER]
Date of Grant:	[DATE]
Vesting Commencement Date:	N/A
Expiration Date:

The earlier to occur of: (a) the settlement of all vested RSUs granted hereunder, and (b) the tenth anniversary of the Date of Grant.  The RSUs expire earlier if your Service terminates earlier, as described in the Agreement.

Vesting Schedule:	Subject to the limitations set forth in this Notice, the Plan and the Agreement, the RSUs will vest in accordance with the schedule set forth on Exhibit A.
Additional Terms:

☐If this box is checked, the additional terms and conditions set forth on Attachment 1 hereto (as executed by the Company) are applicable and are incorporated herein by reference.  No document need be attached as Attachment 1 if the box is not checked.

You acknowledge that the vesting of the RSUs pursuant to this Notice is earned only by continuing Service.  By accepting the RSUs, you and the Company agree that the RSUs are granted under and governed by the terms and conditions of the Plan, this Notice and the Agreement.  By accepting the RSUs, you consent to electronic delivery as set forth in the Agreement.

PARTICIPANT: Signature: Print Name:	ADESTO TECHNOLOGIES CORPORATION: By: Name: Its:

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PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

ADESTO TECHNOLOGIES CORPORATION

2015 EQUITY INCENTIVE PLAN

You have been granted Performance-Based Restricted Stock Units (“RSUs”) by Adesto Technologies Corporation (the “Company”) under the 2015 Equity Incentive Plan (the “Plan”) subject to the terms, restrictions and conditions of the Plan, the Notice of Restricted Stock Unit Award (the “Notice”) and this Restricted Stock Unit Agreement (this “Agreement”).

1.Settlement.  Settlement of RSUs shall be made in the same calendar year as the applicable date of vesting under the Vesting Schedule set forth in the Notice; provided, however, that if the vesting date under the Vesting Schedule set forth in the Notice is in December, then settlement of any RSUs that vest in December shall be within 30 days of vesting.  Settlement of RSUs shall be in Shares.  Settlement means the delivery to you of the Shares vested under an RSU. No fractional RSUs or rights for fractional Shares shall be created pursuant to this Agreement.

2.No Stockholder Rights.  Unless and until such time as Shares are issued in settlement of vested RSUs, you shall have no ownership of the Shares allocated to the RSUs and shall have no right to dividends or to vote such Shares.

3.Dividend Equivalents.  Dividends, if any (whether in cash or Shares), shall not be credited to you.

4.No Transfer.  RSUs may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of in any manner other than by will or by the laws of descent or distribution or court order or unless otherwise permitted by the Committee on a case-by-case basis.

5.Termination.  If your Service terminates for any reason, all unvested RSUs shall be forfeited to the Company forthwith, and all rights you have to such RSUs shall immediately terminate, without payment of any consideration to you.  Your Service will be considered terminated as of the date you are no longer providing Service (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any) and will not, subject to the laws applicable to your RSUs, be extended by any notice period mandated under local employment laws (e.g., Service would not include a period of “garden leave” or similar period). In case of any dispute as to whether your termination of Service has occurred, the Committee shall have sole discretion to determine whether such termination has occurred and the effective date of such termination.

6.Tax Consequences.  You acknowledge that there will be tax consequences upon settlement of the RSUs or disposition of the Shares, if any, received in connection therewith, and you should consult a tax adviser regarding your tax obligations prior to such settlement or disposition in the jurisdiction where you are subject to tax.

7.Withholding Taxes and Stock Withholding.  Regardless of any action the Company or your actual employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends and (2) do not commit to structure the terms of the award or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items.  You acknowledge that if you are subject to Tax-Related Items in more than one jurisdiction, the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

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Prior to the settlement of your RSUs, you shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or the Employer.  In this regard, you authorize the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or the Employer. With the Company’s consent, these arrangements may also include, if permissible under local law, (a) withholding Shares that otherwise would be issued to you when your RSUs are settled, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum statutory withholding amount, (b) having the Company withhold taxes from the proceeds of the sale of the Shares, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf and you hereby authorize such sales by this authorization), (c) your payment by cash, cheque, wire transfer, bank draft or money order payable to the Company, or (d) any other arrangement approved by the Company; all under such rules as may be established by the Committee and in compliance with the Company’s Insider Trading Policy and 10b5-1 Trading Plan Policy, if applicable; provided however, that if you are a Section 16 officer of the Company under the Exchange Act, then the Committee (as constituted in accordance with Rule 16b-3 under the Exchange Act) shall establish the method of withholding from alternatives (a)-(d) above, and the Committee shall establish the method prior to the Tax-Related Items withholding event. The Fair Market Value of these Shares, determined as of the effective date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the Shares equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

You shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Plan or the vesting and settlement of the RSUs that cannot be satisfied by the means previously described.  Finally, you acknowledge that the Company has no obligation to deliver Shares to you until you have satisfied the obligations in connection with the Tax-Related Items as described in this Section.

8.Acknowledgement.  The Company and you agree that the RSUs are granted under and governed by the Notice, this Agreement and the provisions of the Plan (incorporated herein by reference).  You: (i) acknowledge receipt of a copy of the Plan and the Plan prospectus, (ii) represent that you have carefully read and are familiar with their provisions, and (iii) hereby accept the RSUs subject to all of the terms and conditions set forth in this Agreement and those set forth in the Plan and the Notice.  You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice and this Agreement.

9.Entire Agreement; Enforcement of Rights.  This Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing and signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

10.Compliance with Laws and Regulations.  The issuance of Shares will be subject to and conditioned upon compliance by the Company and you with all applicable state, federal and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s common stock (“Common Stock”) may be listed or quoted at the time of such issuance or transfer, which

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compliance the Company shall, in its absolute discretion, deem necessary or advisable.  You understand that the Company is under no obligation to register or qualify the Common Stock with any state, federal or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares.  Further, you agree that the Company shall have unilateral authority to amend the Plan and this Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.  Finally, the Shares issued pursuant to this Agreement shall be endorsed with appropriate legends, if any, determined by the Company.

11.No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares.  You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

12.Governing Law; Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.  For purposes of litigating any dispute that may arise directly or indirectly from the Plan, the Notice and this Agreement, the parties hereby submit and consent to litigation in the exclusive jurisdiction of the State of California and agree that any such litigation shall be conducted only in the courts of California in Santa Clara County or the federal courts of the United States for the Northern District of California and no other courts.

13.No Rights as Employee, Director or Consultant.  You understand that your employment or consulting relationship with the Company is for an unspecified duration, can be terminated at any time (i.e., is “at-will”), and that nothing in this Agreement changes the at-will nature of that relationship.  Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent, Subsidiary or Affiliate of the Company, to terminate your Service, for any reason, with or without Cause.

14.Consent to Electronic Delivery of All Plan Documents and Disclosures.  By your acceptance of the RSUs, you consent to the electronic delivery of the Notice, this Agreement, the Plan, account statements, Plan prospectuses required by the Securities and Exchange Commission, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the RSUs. Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. You acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost if you contact the Company by telephone, through a postal service or electronic mail. You further acknowledge that you will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, you understand that you must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. You agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Also, you understand that your consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if you have provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail. Finally, you understand that you are not required to consent to electronic delivery.

15.Imposition of Other Requirements.  The Company reserves the right to impose other requirements on your participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the

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Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

16.Code Section 409A.  For purposes of this Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder (“Section 409A”).  Notwithstanding anything else provided herein, to the extent any payments provided under this Agreement in connection with your termination of employment constitute deferred compensation subject to Section 409A, and you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the six-month period measured from your separation from service from the Company or (ii) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral.  To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.  Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

17.Award Subject to Company Clawback or Recoupment.  The RSUs shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of your employment or other Service that is applicable to you. In addition to any other remedies available under such policy, applicable law may require the cancellation of your RSUs (whether vested or unvested) and the recoupment of any gains realized with respect to your RSUs.

BY ACCEPTING THE RSUs, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

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EXHIBIT A

VESTING SCHEDULE TO PERFORMANCE-BASED RESTRICTED STOCK UNIT

Subject to the satisfaction of the condition set forth next paragraph, upon certification by the Compensation Committee at the end of the Performance Period (which certification shall occur not later than the first regularly-scheduled meeting of the Committee during the calendar quarter immediately following the end of the Performance Period) that the Closing Average Price for the Performance Period is at or above the Price Threshold, then 100% of the Shares subject to this RSU award shall be earned (the “Earned Shares”) and (i) 20% of the Earned Shares shall vest upon such certification by the Compensation Committee and (ii) 10% of the Earned Shares shall vest on June 30, 2018 and at the end of each of the next seven quarters thereafter until all of the Earned Shares have completed vested, subject to the Participant’s Service on each such vesting date. If the Closing Average Price for the Performance Period is less than the Price Threshold, then all shares subject to this RSU award shall be forfeited.

Notwithstanding the foregoing, no Shares will be earned under this RSU award unless the Company’s revenue, gross profit and EBITDA are each at least equal to a threshold dollar amount established for each financial measure by the Compensation Committee and communicated to the Participant in connection herewith (each a “Milestone” and collectively the “Milestones”).  For the avoidance of doubt, if the Company fails to at least meet a single Milestone, then no Shares will be earned under this RSU award even if the other two Milestones are met or surpassed; the amount of the Earned Shares, if any, will be based on achievement of the Price Threshold as set forth above only if all of the Milestones are met or surpassed.

For purposes of this RSU award, the definitions below shall apply. If not otherwise defined in this Exhibit A, in the Notice or the Agreement, then such term shall have the meaning ascribed to it in the Plan.

“Closing Average Price” means the average closing price per share of Company Common Stock for the 30 consecutive trading days prior to and including March 30, 2018.

“Nasdaq Index Adjusted Target Price” means the product of the Target Price multiplied by the cumulative appreciation or depreciation of the Nasdaq Composite Index as measured by dividing the index value on March 30, 2018 by the index value on March 31, 2017 (rounded down to the nearest tenth of a percentage point).  For example, if the Nasdaq Composite Index is 5,800 on March 31, 2017 and 6,100 on March 30, 2018, the Nasdaq Index Adjusted Price would be equal to the Target Price multiplied by 105.1% (i.e., 6,100 divided by 5,800).

“Performance Period” means the period from April 1, 2017 to March 31, 2018.

“Price Threshold” means the greater of the Target Price and the Nasdaq Index Adjusted Target Price.

“Target Price” means a price per share of Company Common Stock established by the Compensation Committee and communicated to the Participant in connection herewith.

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